EXHIBIT 5.4
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                                                    PricewaterhouseCoopers LLP
Alberta Securities Commission                       Chartered Accountants
                                                    425 1st Street SW
                                                    Suite 1200
                                                    Calgary, Alberta
                                                    Canada T2P 3V7
                                                    Telephone +1 (403) 509 7500
                                                    Facsimile +1 (403) 781 1825


July 8, 2002


Dear Sirs

WESTERN OIL SANDS INC.

We refer to the short form prospectus of Western Oil Sands Inc. (the "Company") dated July 8, 2002 relating to the exchange offer for US$450,000,000 of 8.375% Senior Notes due 2012 (the "Prospectus").

We consent to the use, through inclusion in the above-mentioned Prospectus, of our report dated February 15, 2002 except for note 12 which is as at April 23, 2002 to the shareholders of the Company on the following financial statements:

         o        Consolidated balance sheets as at December 31, 2001 and 2000;

         o Consolidated statements of operations and cash flows for the years ended December 31, 2001 and 2000.

We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

This letter is provided solely for the purpose of assisting the securities regulatory authority to which it is addressed in discharging its responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.


Yours very truly,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Chartered Accountants


PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and other members of the worldwide PricewaterhouseCoopers organization.